EXHIBIT 10.1

EMPLOYMENT, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT dated as of July 1, 2014 is by and between Fision Holdings, Inc., a Minnesota corporation (hereinafter "Company" or "FISION") and Michael P. Brown ("Employee"), whose social security number is xxx-xx-xxxx.

WHEREAS, FISION desires to have the availability of Employee's expertise in general and financial management and business leadership as an Employee; and

WHEREAS, Employee desires to be employed by Employer to provide such services; and

WHEREAS, Employer and Employee have reached this Agreement in good faith and in arm's length negotiations, separate and apart from any other agreements.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the parties hereto agree as follows:

1. Duration of Employment. Effective July 1, 2014, Employee is hired (ratified) by FISION in the capacity of President and Chief Executive Officer and shall remain employed until terminated as provided herein. Employees first day of employment is August 1, 2010.

2. Duties of Employee. In accepting employment by FISION, Employee shall undertake and assume the responsibilities and duties as follows:

a.	Employee to perform in the function of President and CEO of FISION on a full-time basis;

b.	President and CEO to report directly to the Board of Directors of FISION;

c.

President and CEO has the responsibility for providing strategic leadership for the company by working with the Board and other management to establish long-range goals, strategies, plans, and policies.

d.	President and CEO has the responsibility for overseeing the complete operation of the Company in accordance with the direction established in the strategic plans.

e.

President and CEO will enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

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f.	President and CEO will create, communicate, and implement the organization's vision, mission, and overall direction of the corporation.

g.	President and CEO acts in the capacity of a Corporate Officer of FISION;

h.	Employee to perform all responsibilities and duties in a professional manner;

i.	Employee to promptly comply with all policies, rules and regulations that may be issued from time to time by FISION; and

j.

Employee agrees to devote his best efforts and all necessary time, energy and efforts to the position set forth above. FISION recognizes that Employee has now and may have future commitments to participate as a Board of Director and/or ad-hoc consultant for other companies and will allow Employee to do so during the term of Employee's employment with FISION including charitable and professional associations, as long as these activities do not conflict with Fision.

3. Compensation. Employee's compensation plan is set out in Addendum "A" attached hereto and by reference made a part hereof.

4.Additional Benefits. In addition to the compensation referred to in Section 3 above, Employee shall be entitled, during the term of this Agreement, to participate in the fringe benefits programs provided by Employer to its employees, including without limitation, participation in any medical, dental or other group health plans or accident benefits, disability benefits, life insurance benefits, pension or profit-sharing plans, as shall be instituted by Employer, in its sole discretion. Employee shall be entitled to and FISION agrees to grant Employee twenty (20) days of paid personal time off (PTO) per year vested in advance. Such PTO shall be used for vacation, sick leave and all other non-working absences while employed by FISION. If Employee decides to leave the Company, Employee shall be entitled to and FISION agrees to grant Employee two months of severance pay for every year of service (employment) to the Company, commencing August 1, 2010 (original day of employment), or twelve month's severance, whichever is greater. In the event of a change of control of the Company, the severance package to the Employee in the event of termination for any reason will be fifteen months.

Any of the additional benefits referenced in this Section 4 and provided by Employer to its Employees may not be terminated or amended by Employer. In the event that any benefit referenced above is terminated or amended on a company-wide basis, such termination or amendment shall in no way affect Employee's covenants, agreements and obligations pursuant to this Agreement.

In addition to the compensation and benefits set forth herein, FISION shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee within the guidelines established, from time to time by the Officers of the Company. All approved business expenses and reimbursements will be paid to Employee after Employee submits a timely general expense report with supporting documents of actual expenses incurred.

5. Term and Termination of Employment. The employment of Employee is effective on the date set out in Paragraph 1 and shall remain in effect until terminated as set forth below.

The term of the employment agreement shall be thirty-six months. Upon termination for any reason, Employee shall concurrently resign as an officer of the company.

Upon termination for any reason, FISION would at its option also be able to repurchase any FISION stock owned by Employee, as accepted by Employee. At the time of termination, if there is a pending merger, sale, IPO or liquidation transaction, then Employee, at his option, may elect to have the fair market value be determined by the subsequent valuation at any time prior to the closing of such transaction. Furthermore, any accrued fees, salaries, accrued interest, expense reimbursements and outstanding loans made by Employee to FISION shall be paid back in full to Employee within ten days of termination.

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A "for cause" termination by FISION shall be defined as (a) materially adverse and deliberate dishonesty, fraud, injury or attempted injury by Employee, in each case related to FISION or its business, (b) any criminal activity of a serious nature in which Employee is formally charged or convicted, (c) any materially adverse breach of this Agreement where Employee failed to perform the duties of its job assigned to it by the Board of Directors of FISION as specified with written notice to Employee and where Employee has not corrected such materially adverse deficiency in performing its duties for a period of thirty (30) days after such written notice.

If terminated "without cause," FISION agrees to pay Employee monthly severance compensation in the amount of twelve (12) months of base salary compensation at the highest level of monthly base salary compensation prior to termination (including any accruals), unless such termination occurs within one-year of a change in control of FISION in which case such severance payments shall be extended to fifteen (15) months. Any such payments shall be made in accordance with the payment process defined in Addendum A Section 1. BASE SALARY COMPENSATION.

If FISION or any such successor organization shall materially alter the job duties of Employee as President & CEO or has adversely changed the role, responsibilities and authority of Employee, then Employee shall consider such act as Constructive Termination without cause and FISION shall pay the severance compensation in the amount of fifteen (15) months of base salary compensation at the highest level of monthly base salary compensation prior to termination (including any accruals).

Those provisions of this Agreement which, by their terms, continue after termination of the engagement relationship (including, without limitation, paragraphs 6, 7, 8, 9 and 13) shall survive termination and remain in full force and effect.

6. Confidential Information and Trade Secrets. Employee recognizes that Employee's position with FISION is one of trust and confidence. During the course of Employee's employment with FISION, Employee will become acquainted with confidential information relating to FISION's business including, without limitation, information relating to FISION's vendor relationships, to FISION's business allies, to FISION's customers, to FISION's strategic and marketing plans, to FISION's finances and pricing, to FISION's software applications, and to FISION's proprietary processes and methods of doing business. Employee understands and agrees that there is independent economic value in not having FISION's confidential and proprietary information known to others in the industry.

Therefore, by accepting employment with FISION, Employee agrees to respect all confidences and not to, directly or indirectly, use any of FISION's confidential or proprietary information for its own benefit or divulge any of FISION's confidential or proprietary information to any third party. Employee further agrees to cooperate in all efforts to see that the confidentiality of the information with which Employee deals, and to which Employee has access, will be maintained.

7. Inventions and Intellectual Property. Employee agrees that all copyrightable materials, trademarks, inventions, discoveries, designs, product developments, computer software, and any other intellectual property which are, or have been developed or conceived by Employee, either solely or jointly with others (a) in the course of performance of its duties on behalf of FISION, or (b) utilizing the equipment, supplies, facility or information of FISION, or (c) relating to, or capable of being used or adopted for use in connection with the business of FISION, shall inure to, and be the property of FISION. Any such copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property must be promptly disclosed to FISION.

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Employee agrees to execute such documents and provide such assistance as FISION may reasonably request in order to enable it (a) to apply for a copyright, registered design, registered trademark, patent, or other protection for any copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property described above, or (b) to be vested with exclusive title, free and clear of any liens or encumbrances, to any such copyrights, trademarks, trade names, inventions, discoveries, designs, product developments, patents, and any similar property. If any such request for assistance occurs after termination of Employee's employment with FISION, Employee shall be entitled to reimbursement of all reasonable expenses incurred by it as a consequence of that assistance, including reimbursement for the value of its time at a reasonable hourly rate.

NOTICE: This paragraph does not apply to a past or future invention for which (1) no equipment, supplies, facilities or trade secret information of FISION was used and (2) which was developed entirely on Employee's own time, and (3) which does not relate (i) directly to the business of FISION, or (ii) to FISION's actual or demonstratively anticipated research or development and (4) which does not result from any work performed by Employee for FISION.

8. Non-Solicitation. In view of the unique value to FISION of the services to be performed by Employee, the Confidential Information to be acquired, obtained by or disclosed to Employee, and as a material inducement to FISION to enter into this Agreement and to pay and provide to Employee the compensation and benefits referred to in this Agreement, Employee covenants and agrees that, during the term of Employee's employment with FISION, and for a period of one (1) year thereafter, Employee will not, on behalf of anyone other than FISION (including Employee);

(a) directly or indirectly solicit, contact, sell to, service, or assist in the solicitation, contact, sales or services to customers, prospective customers, vendors, referral sources, or strategic allies of FISION with whom Employee had any contact during Employee's engagement with FISION if that solicitation, contact, sales, or service, or assistance with solicitation, contract, or sales relates to a product or service which is offered by FISION, or

(b) directly or indirectly, induce, encourage, solicit, or assist in the inducement, encouragement, or solicitation of Employees, vendors, customers, or business allies to terminate their relationships with FISION.

9. Breach of Covenants. The terms of paragraphs 6, 7 and 8 shall be enforceable in both law and equity, including by temporary restraining order or injunction, notwithstanding the existence of any claim or cause of action between the parties, whether predicated on this Agreement or otherwise. The parties agree that in the event of a breach by Employee of any of the terms of paragraphs 6, 7 and 8, FISION would suffer irreparable harm. In the event FISION brings any proceedings to enforce the provisions of paragraphs 6, 7 and 8 of this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorneys' fees.

10. Waiver. The waiver by FISION of due performance of, or compliance with any provisions of this Agreement shall not operate or be construed as a waiver of its right to demand due performance or compliance by Employee thereafter.

11. Severability. In the event that any term or portion of this Agreement is determined to be invalid or unenforceable, the parties intend and agree that the remaining terms shall continue to be valid and enforceable in all respects. Moreover, the parties intend and agree that the non-solicitation provisions of paragraph 8 of this Agreement may be judicially modified so as to make them enforceable should a court believe that they are overbroad in any respect.

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12. Assignment and Modification. The rights and obligations of FISION under this Agreement shall inure to the benefit of, and be binding upon the successors and assigns of FISION. The rights and obligations of Employee under this Agreement, however, shall not be assigned to others.

13. Arbitration. This Agreement is deemed to have been made in the State of Minnesota and shall be interpreted pursuant to Minnesota law. The parties shall make good faith efforts to work through any disputes over the language or intent of this Agreement or over the performance of obligations hereunder. However, any unresolved disputes arising from, or relating to this Agreement or the relationship between the parties shall be resolved through binding arbitration conducted under the auspices of the American Arbitration Association at its Minneapolis, Minnesota office. The parties shall equally split the cost of any arbitration but the arbitrator is empowered to award to the prevailing party reimbursement of those costs. The existence of this arbitration clause shall not prevent FISION from initiating suit to seek injunctive relief in the manner contemplated in paragraph 9 above. However, any damage claim, including damage claims arising from the same alleged breach, which resulted in a suit for injunctive relief, shall be resolved through binding arbitration. Either party shall be entitled to docket an arbitration award in any court of competent jurisdiction.

14. Governing Law. The parties agree that this Agreement has been executed in the State of Minnesota and shall be governed in all respects by the laws of said state.

15. Entire Agreement. This document contains the entire agreement of the parties relating to the subject matter hereof. No waiver, change or modification of any of the terms hereof shall be binding on either party unless executed in a writing signed by both parties.

16. Opportunity to Review. Employee acknowledges that Employee has had the opportunity to review this Agreement, and to have Employee's attorney, if Employee is represented by any such attorney, do the same, before executing the Agreement. The Agreement accurately recites the product of negotiations between the parties.

17. Good Faith. The parties hereto shall exercise good faith in the undertaking of all the duties, obligations, rights and responsibilities set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be bound hereby.

FISION: FISION Holdings, Inc.

By:	/s/ Garry N. Lowenthal
Garry N. Lowenthal
Its:	EVP & CFO

EMPLOYEE:

By:	/s/ Michael P. Brown
Michael P. Brown

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ADDENDUM A

THIS ADDENDUM, is effective July 1, 2014, by and between FISION Holdings, Inc., a Minnesota corporation (hereinafter "FISION" or "Company") and Michael P. Brown (hereinafter "Employee").

WHEREAS, this Addendum is fully incorporated into the EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT effective July 1, 2014 ("Agreement") between FISION and Employee and specifically addresses Employee's compensation and benefits per Sections 3 and 4 of that Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to as follows:

1.

BASE SALARY COMPENSATION- Effective January 1, 2013, and ratified on July 1, 2014, Employee shall be paid a base salary compensation of FIFTEEN THOUSAND DOLLARS AND 00/100 ($15,000.00) per month in accordance with the Company's payroll policy, if any.

•	Employee will earn compensation of FIFTEEN THOUSAND DOLLARS AND 00/100 ($15,000.00) per month.
•	Employee will be paid any unpaid monthly compensation/accruals, expense reimbursement, and accrued interest upon a successful closing of at least $1 million of an institutional round.
•

Effective the earlier of: a) the closing of at least $1.5 million of an institutional round or b) January 1, 2015, Employee shall be paid a base salary compensation of twenty thousand dollars ($20,000) per month.

•	Future increases in base salary compensation shall be reviewed at least annually for potential increase relative to company performance and compensation levels at comparative companies.

2.

PAID-TIME-OFF and OTHER BENEFITS- FISION agrees to grant Employee twenty (20) days of paid personal time off (PTO) per year, vested in advance with accruals for unused PTO, from the original start date of August 1, 2010. Such PTO shall be used for vacation, sick leave and all other non-working absences from FISION. Employee will be eligible to participate in all other company benefits available to any other FISION employee or consultant.

3.

FISION BONUS, STOCK AWARDS AND STOCK OPTIONS- The Compensation Committee and/or the Board of Directors will determine, on a periodic basis, at least annually, any cash bonus, stock awards and stock options to be awarded to Employee. All FISION awards/grants of common stock, warrants or options will be based on par value.

4.	TERMINATION OF ADDENDUM – This Addendum shall terminate upon execution of a new Addendum A or by termination of the Agreement and any extensions.

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IN WITNESS WHEREOF, the parties have made and entered into this Addendum effective as of the date first written above.

EMPLOYEE:		FISION HOLDINGS, INC.

By:	/s/ Michael P. Brown	By:	/s/ Garry N. Lowenthal
	Michael P. Brown		Garry N. Lowenthal
		Title:	EVP & CFO

Date:	7/1/2014	Date:	7/1/2014

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